EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPoRATION

OF

FUELCELL ENERGY, INC.

It is hereby certified that:

1.The name of the corporation is FuelCell Energy, Inc. (the “Corporation”).

2.At a meeting of the Board of Directors of the Corporation on February 5, 2021, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and calling for the stockholders of the Corporation to consider such amendment at the 2021 annual meeting of the stockholders of the Corporation, which amendment would amend and restate the first sentence of Article Fourth of the Certificate of Incorporation of the Corporation, as amended, to read as follows:

“FOURTH:  The total number of shares of stock which the Corporation shall have the authority to issue is as follows:  500,000,000 shares of Common Stock, $.0001 par value (the “Common Stock”); and 250,000 shares of Preferred Stock, $.01 par value (the “Preferred Stock”).”

3.Pursuant to a resolution of the Board of Directors, the 2021 annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware (the “DGCL”) on April 8, 2021, at which meeting the necessary number of shares as required by the DGCL were voted in favor of the amendment.

4.The amendment of the Certificate of Incorporation of the Corporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the DGCL,and shall become effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned officer this 8th day of April, 2021.

.

By:	/s/ Michael S. Bishop
Name: Michael S. Bishop Title: Executive Vice President and Chief Financial Officer